Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated July 12, 2023, relating to the financial statements of Daktronics, Inc. and the effectiveness of Daktronics, Inc.'s internal control over financial reporting. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
July 12, 2023